EXHIBIT 10.1

LICENSE AGREEMENT

This License Agreement (the “Agreement) is entered into and made effective the 11 day of Feb, 2011 (the “Effective Date”) between UNIVERSITY OF MIAMI and its School of Medicine, whose principal place of business is at 1600 N.W. 10th Avenue, Miami, Florida 33136 (hereinafter referred to as :LICENSOR”) and HEAT BIOLOGICS, INC., A Delaware corporation, whose principal place of business is at Atlantic Center, 119 Washington Avenue, Suite 401, Miami Beach, FL 33139 (hereinafter referred to as “LICENSEE”).

WITNESSETH

WHEREAS HEAT BIOLOGICS, INC., a Delaware Corporation (“HEAT”) is the majority shareholder of the LICENSEE.  With effect of July 11, 2008, HEAT and the LICENSOR have entered into a license agreement regarding the Podack Cancer Vaccine (UM97-14) which was later assigned to the LICENSEE (hereinafter also referred to herein as the “Podack Cancer Vaccine License Agreement”);

WHEREAS LICENSOR is the sole owner of the technology and product identified as the Treatment of Non-small Cell Lung Cancer (UMJ110) technology which is related to the Podack Cancer Vaccine (UM9779-14);

WHEREAS LICENSOR is the sole owner of the patent rights relating to the Treatment of Non-small Cell Lung Cancer (UMJ110) technology;

WHEREAS LICENSOR wishes to exclusively license to LICENSEE the Treatment of Non-small Cell Lung Cancer (UMJ110) technology and patent rights related thereto, and

WHEREAS LICENSEE desires to acquire an exclusive license from LICENSOR to the Treatment of Non-small Cell Lung Cancer (UMJ110) technology and patent rights related thereto for the purpose of commercially marketing the Treatment of Non-small Cell Lung Cancer (UMJ110) technology,

NOW THEREFORRE, For these and other valuable considerations the receipt of which is hereby acknowledged, the parties agree as follows:

1.

DEFINITIONS:

1.1

“Affiliate” shall mean any corporation or other business entity controlled by, controlling or under common control with LICENSEE.  For this purpose, “control” shall mean direct or indirect beneficial ownership of at least a fifty percent (50%) of the voting stock of, or at least a fifty percent (50%) interest in the income of such corporation or other business entity, or such other relationship as in fact, constitutes actual control.

1.2

“Sublicensee” as used in this Agreement shall mean any third party to whom LICENSEE has granted a license to make, have made, use and/or sell the Product under the Patent Rights, provided said third party has agreed in writing with LICENSEE to accept the conditions and restrictions agreed to by LICENSEE in this Agreement.

1.3

“Patent Rights” shall mean the following United States Patent applications:  U.S. patent application serial number 61/347.336 entitled “Cancer Treatment” and filed on 21 May 2010, all United States patents and foreign patents and patent applications based on this U.S. application; all divisionals, continuations of the foregoing; and those claims in continuations-in-part of the foregoing that are described in sufficient detail in U.S. patent application serial number 61/347.336 to meet the requirements of 35 U.S.C.112¶1; and any re-examination or reissues of the foregoing.

1.4

“Licensed Product shall mean any product or part thereof which:

(a)

is covered in whole or in party by an issued, unexpired, and not adjudicated unenforceable claim or a pending  claim contained in the Patent Rights; or

(b)

is manufactured by using a process which is covered in whole or in party by an issued unexpired, and nonadjudicated unenforceable claim or a pending claim contained in the Patent Rights.

1.5

“Licensed Process: shall mean any process practiced in a country in which said process is covered in whole or in part by an issued, unexpired, and not adjudicated unenforceable claim or pending claim contained in the Patent Rights.

1..6

“Net Sale” shall mean the sum of all amounts invoiced on account of sale or use of Licensed Products and Licensed Processes by LICENSEE and its Affiliated or any Sublicensees to non-affiliated third party purchasers or users of Licensed

Products of Licensed Processes, less (a) discounts to purchasers in amounts  customary in the trade, (b) amounts for transportation or shipping charges to purchasers, (c) credits for returns, allowances or trades, and (d) taxes and duties levied on the sale of use of Licensed Products, whether absorbed by Licensee or paid by the purchaser.

1.7

“Territory” shall mean worldwide.

1.8

“Field of Use” shall mean all human healthcare and research applications.

1.9

The “Treatment of Non-small Cell Lung Cancer (UMJ110” shall mean the technology described in Appendix A attached hereto.

2.

GRANT:

2.1

LICENSOR hereby grants to LICENSEE an exclusive license subject to any rights of the U.S. government specified in section 4 below, in the Territory for the Field of Use, with the right to sublease,  under the Patent Rights, to make, have made for its own use and sale , use and sell Licensed Products and Licensed Processes.

2.2

LICENSOR reserves to itself the non-transferable right to make and use Licensed Products and/or Licensed Processes solely for its internal, non-commercial scientific research, not-for-profit clinic research, and educational purposes.

3.

TERM:

The license granted by this Agreement shall be exclusive in the licensed Field of Use for a term commencing as of the Effective Date of this Agreement and continue until the expiration, on a country by country basis, of all of the Patent Rights.

4.

UNITED STATES LAW

4.1

Licensee understands that the Licensed Subject Matter may have been developed under a funding agreement with the Government of the United States of America and, if so, that the Government may have certain rights relative thereto.  This Agreement is explicitly made subject to the Government’s rights under any agreement and any applicable law or regulation.  If there is a conflict between an agreement applicable law or regulation and this Agreement, the terms of the Government agreement, applicable law or regulation shall prevail.

Specifically, This Agreement is subject to all of the terms and conditions of Title 35 United States Code sections 200 through 204, including an obligation that Licensed Product(s) sold or produced in the United States be “manufactured substantially in the United States,” and LICENSEE agrees to take all reasonable action necessary on its part as licensee to enable LICENSOR to satisfy its obligation thereunder, relating to Invention(s).

4.2

It is understood that LICENSOR is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent of compliance with applicable United States export Laws and regulations.  The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency.  LICENSOR neither represents that a license shall not be required nor that, if required, it shall be issued.

5.

PATENT PROTECTION AND INFRINGEMENT:

5.1

licensor, DURING THE TERM OF THIS Agreement, is responsible for the filing and prosecution of all patents and applications where LICENSEE shall reimburse LICENSOR for all payments within thirty (30) days of invoice.  LICENSOR shall deep LICENSEE fully apprised on the status of all Patent Rights and shall provide LICENSEE the opportunity to make comments and suggestions on all decisions relating to the prosecution of the Patent Rights (e.g., office actions).  LICENSOR shall in good faith consider incorporating such comments and suggestions unless such incorporation would be contrary to the purposes of this Agreement.

5.2

LICENSEE shall promptly notify LICENSOR in writing of any claim of Patent Rights infringement which may be asserted against LICENSEE or

LICENSOR, its Affiliates and any sublicensees because of the manufacture, use, promotion and sale of Products.

5.3

LICENSEE shall pay to LICENSOR a license issue fee in the amount of $10,000 and past patent fees within thirty (30) days of the Effective Date.  LICENSEE shall also pay to LICENSOR all future patent fees within thirty (30) days after the LICENSEE has received the invoice from LICENSOR pertaining to such future patent fee.

5.4

LICENSEE will defend, indemnify and hold harmless LICENSOR, its trustees, officers, directors, employees and its Affiliates against any and all judgments and damages arising from any and all third party claims of Patent Rights infringement which may be asserted against LICENSOR and Affiliates because of the manufacture, use, promotion and sale of License Products except for the use of Licensed Products and/or Licensed Processes by Licensor pursuant to section 2.2 of this Agreement.  LICENSEE will bear all costs and expenses incurred in connection with the defense of any such claims or as a result of any settlement made or judgment rendered on the basis of such claims.  LICENSOR shall have no further liability to LICENSEE for any loss or damages LICENSEE may incur as a result of the invalidity of LICENSOR’S Patent Rights.  LICENSOR will have the right, but not the obligation to retain counsel and its expense in connection with any such claim.  LICENSOR at its option, shall have the right, within thirty days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

5.5

Upon learning of any infringement of Patent Rights by third parties in any country, LICENSEE and LICENSOR will promptly inform each other, as the case may be, in writing of that fact and will supply the other with any available evidence pertaining to the infringement.  LICENSEE at its own expense, shall have the option to take whatever steps are necessary to stop the infringement at its expense and recover damages therefore.  If requested by LICENSEE, LICENSOR will join in any legal actions enforcing or defending the Patent Rights against third parties deemed necessary or advisable by LICENSEE to prevent or seek damages, or both, from the infringement of the Patent Rights provided that LICENSEE funds all costs associated with such actions, using counsel mutually acceptable for LICENSEE and LICENSOR, and indemnifies and holds

LICENSOR harmless with respect to any claims or damages made against of sustained by LICENSOR in connection with such involvement.  In the event that LICENSOR and LICENSEE mutually bring suit, costs and expenses shall be borne by LICENSEE, and any recovery shall be shared by the parties as if such infringing sales were Net Sales.  In any event, no settlement, consent, judgment or other voluntary final disposition of the suit may be entered into without the consent of LICENSOR, which shall not be unreasonably withheld.  In the event LICENSEE does not take steps to stop the infringement, LICENSOR shall have the right to bring suit at its own expense.  In such event, financial recoveries will be entirely retained by LICENSOR.

5.6

LICENSOR shall have no responsibility with respect to LICENSEE’S own trademarks and trade name, and LICENSEE in respect to the use thereof will defend, indemnify and hold harmless LICENSOR against any and all third party claims.

6.

INDEMNIFICATION:

6.1

LICENSEE agrees to release, indemnify and hold harmless the LICENSOR, its trustees, officers, faculty, employees and students against any and all losses, expenses, claims, actions, lawsuits and judgments thereon (including reasonable attorney’s fees through the appellate levels) which may be brought against LICENSOR, its trustees, officers, faculty, employees and students as a result of or arising out of use, production, manufacture, sale, lease, consumption or advertisement by LICENSEE or any Sublicensee of any Licensed Product, Licensed Process, or Licensed Materials covered by this Agreement.

6.2

LICENSOR agrees to release, indemnify and hold harmless the LICENSEE, its directors, officers, employees, Affiliates, Sublicensees, and agents against any and all losses, expenses, claims, actions, lawsuits and judgments thereon (including reasonable attorney’s fees through the appellate levels) which may be brought against LICENSEE, its directors, officers, employees, Affiliate, Sublicenses and/or agents as a result of or arising out of any willful misconduct or negligent act or omission of LICENSSOR.

6.3

This Agreement to reimburse and indemnify under the circumstances set forth above shall continue after the termination of this Agreement.

7.

REPRESENTATION/WARRANTIES:

7.1

LICENSOR hereby represents and warrants to LICENSEE that LICENSOR owns the Patent Rights and has not assigned any rights therein or given any license or other rights thereto to any party other than LICENSEE.

7.2

LICENSOR hereby represents and warrants that, although it has not conducted any investigation, it has no knowledge of any patents or patent applications other than the Patent Rights, that contain a claim that would be infringed by the sale or use of a Licensed Product or Licensed Process.

7.3

EXCEPT AS PROVIDED ABOVE, LICENSOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ALL SUCH WARRANTIES, AS TO ANY MATTER WHATSOVER, INCLUDING WITHOUT LIMITATION, THE CONDITION OR ANY INVENTION(S) OR PRODUCT WHETHER TANGIBLE OR INTANGIBLE, LICENSED UNDER THIS AGREEMENT, OR THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE INVENTION OR PRODUCT, OR THAT THE USE OF THE LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT, COPYRIGHTS, TRADEMARKS, OR OTHER RIGHTS, OTHER THAN FOR BREACH OF THE ABOVE WARRANTIES, OR ITS OWN NEGLIGENT ACTS OR OMISSION, LICENSOR SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL, OR OTHER DAMAGES SUFFERED BY ANY LICENSEE OR ANY THIRD PARTIES RESULTING FROM THE USE, PRODUCTION, MANUFACTURE, SALE, LEASE, CONSUMPTION, OR ADVERTISEMENT OF THE PRODUCT.

7.4

EXCEPT EXPLICITLY PROVIDED FOR HEREIN, LICENSEE DOES NOT MAKE ANY OTHER RESPRESENTATIONS OR GIVE ANY OTHER EXPLICIT OR IMPLICIT WARRANTIES.  TO THE FULLEST EXTENT PERMITTED BY LAW LICENSEE HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES.

7.5

The provisions of this Section shall continue beyond the termination of this Agreement.

8.

ROYALTIES:

8.1

In consideration of the license herein granted, LICENSEE shall pay royalties to LICENSOR as follows:

(a)

LICENSEE agrees to pay to LICENSOR  license issue fee of $10,000 and past patent fees within thirty (30 days of the Effective Date as well as any future patent fees as set out in section 5.3 of this Agreement.

(b)

LICENSEE agrees to pay to LICENSOR as earned royalties a royalty calculated as a percentage of LICENSEE;S Net Sales of Licensed Products which, if not for this Agreement, would infringe the Patent Rights, in accordance with the terms and conditions of this Agreement.  The royalty is deemed earned as of the earlier of the date the Licensed Product and/or Licensed Process is actually sold and paid for, the date an invoice is sent by LICENSEE, or the date a Licensed Product and/or Licensed Process is transferred to a third party for any promotional reasons.  The royalty shall remain fixed while this Agreement is in effect at a rate of XXXX percent (XXXX%) of Net Sales.

(c)

For a sublicense, LICENSEE shall pay to LICENSOR an amount equal to XXXX percent (XXXX%) of what LICENSEE would have been required to pay to LICENSOR had LICENSEE sold the amount of Licensed Products sold by the Sublicensee.  In addition, if LICENSEE receives any fees, minimum royalties, or other payments in consideration for any rights granted under a Sublicense, and such payments are not based directly upon the amount or value of Licensed Products or Licensed Processes sold by the Sublicensee nor represent payment of costs to LICENSEE for a development program which LICENSEE is obligated to perform under such

Portions herein identified by [XXXX] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Sublicense, then LICENSEE shall pay LICENSOR XXXX percent (XXXX%) of such payments.

(d)

In the event that licenses from third parties are required by LICENSEE in order to make, have made, use, sell, offer to sell or import any particular Licensed Product of Licensed Process, then the earned royalty which LICENSEE is obligated to pay LICENSOR under this Agreement shall be reduced by XXXX  ($XXXX) for each one dollar ($1.00) in royalties which Licensee is obligated to pay to third parties under such licenses, further provided, however, that the royalties payable to LICENSOR under this Section shall not be reduced to less than XXXX percent (XXXX%) of the applicable Net Sales.

(e)

In the event that LICENSEE requires more than one license from the LICENSOR to make, have made for its use, sell, offer to sell or import any particular Licensed Product of Licensed Process as defined in sections 1.5 and 1.6, respectively, of this Agreement, then the combined earned royalties shall not exceed XXXX% of Net Sales and any sublicense fees shall not exceed XXXX percent (XXXX%) of what LICENSEE would have been required to pay to LICENSOR had LICENSEE sold the amount of Licensed Products sold by the Sublicensee.

8.2

All payments shall be made hereunder in U.S. dollars, provided however, that if the proceeds of the sale upon which such royalty payments are based are received by the LICENSEE in a foreign currency or other form that is not convertible or exportable in dollars, and the LICENSEE does not have ongoing business operations or bank accounts in the country in which the currency is not convertible or exportable, the LICENSEE shall pay such royalties in the currency of the country in which such sales were made by depositing such royalties in LICENSOR’S name in a bank designated by LICENSOR in such country.  Royalties in U.S. dollars shall be computed  by converting the currency of the country in which the sales were made at the exchange rate for U.S. dollars prevailing at the close of the business day of the

Portions herein identified by [XXXX] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

LICENSEE’S quarter for which royalties are being calculated as published in the following day in the Wall Street Journal (or, if it ceases to be published, a comparable publication to be agreed upon from time to time by the parties), and with respect to those countries for which rates are not published in the Wall Street Journal, the exchange rate fixed for such date by the appropriate United States governmental agency.

8.3

In the event the royalties set forth herein are higher than the maximum royalties permitted by the law or regulations of a particular country, the royalty payable for sales in such country shall be equal to the maximum permitted royalty under such Law or regulation.

8.4

In the event that any taxes, withholding or otherwise, are levied by any taxing authority in connection with accrual or payment of any royalties payable to LICENSOR under this Agreement, the LICENSEE shall have the right to pay such taxes to the local tax authorities on behalf of LICENSOR and the payment to LICENSOR of the net amount due after reduction by the amount of such taxes, shall fully satisfy the LICENSEE’S royalty obligations under this Agreement.

9,

DILIGENCE:

9.1

LICENSEE shall use efforts at least sufficient to meet the requirements of the Bayh-dole Act to manufacture, market and sell the Licensed Products in the Territory, and to create a demand for the Products.

9.2

LICENSEE agrees to submit reports, upon LICENSOR’S request but no more than every 6 months as to its efforts to develop markets for the Licensed Products.  Such reports shall include assurance by LICENSEE of its intent to actively develop commercial embodiments of Licensed Products and a summary of its efforts in this regard.

9.3

Unless LICENSEE has introduced a Licensed Product into the commercial marketplace in one of the three major markets (European Union, Japan and the United States) or has made best efforts (for avoidance of doubt it will be presumed that LICENSEE has used best efforts if it has a Licensed Product in a phase III clinical trial) to achieve the same prior to December 31, 2020.  LICENSEE agrees that LICENSOR may terminate this Agreement by providing LICENSEE ninety (90) advanced written notice of its intent to terminate this Agreement.  In the event the payment of earned royalties once

Begun and if any are due, ceases for more than two (2) calendar quarters, and LICENSEE fails to cure this breach within two (2) months after being provided written notice of same, LICENSOR may terminate this Agreement.

10.

REPORTS AND RECORDS:

10.1

Commencing one (1) year after the first sale, the LICENSEE shall furnish to LICENSOR a report in writing specifying during the preceding calendar quarter (a) the number or amount of Licensed Products sold hereunder by LICENSEE and/or its Affiliate or Sublicensees, (b) the total billings for all Licensed Products sold, (c) deductions as applicable in paragraph 1.6, (d) total royalties due, (e) names and addresses of all Sublicensees.  Such reports shall be due within forty-five (45) days following the last day of each calendar quarter in each year during the term of this Agreement.  Each such report shall be accompanied by payment in full of the amount due LICENSOR in United States dollars calculated in accordance with Section 8 hereof.

10.2

For a period of three (3) years from the date of each report pursuant to Paragraph 10.1, LICENSEE shall keep records adequate to verify each such report and accompanying payment made to LICENSOR under this Agreement and an independent certified public accountant or accounting firm selected by LICENSOR and acceptable to LICENSEE may have access on reasonable notice during regular business hours, not to exceed once per year, to such records to verify such reports and payments.  Such accountant or accounting firm shall not disclose to LICENSOR any information other than that information relating solely to the accuracy of, or necessity for, the reports and payments made hereunder.  The fees and expense of the certified public accounting or accounting firm performing such verification shall be borne by LICENSOR unless in the event that the audit reveals an underpayment of royalty by more than ten (10%) percent, the cost of the audit shall be paid by LICENSEE.

11.

MARKING AND STANDARDS:

11.1

LICENSEE agrees to mark and have sublicensees mark Licensed Products (or their containers of labels) made, sold, or otherwise disposed of by it under the license granted in this Agreement with a proper patent notice as specified under the patent Laws of the United States.

11.2

LICENSEE further agrees to maintain satisfactory standards in respect to the nature of the Licensed Products manufactured and/or sold by LICENSEE.  LICENSEE agrees that all Licensed Products manufactured and/or sold by it shall be of a quality which is appropriate to products of the type here involved.  LICENSEE agrees that similar provisions shall be included in sublicenses of all tiers.

12.

ASSIGNMENT:

12.1

This Agreement is not assignable by LICENSEE or by operation of Law without the prior written consent of LICENSOR at is sole discretion except that LICENSEE shall have the right to transfer or assign the Agreement to any entity which acquires all or substantially all of LICENSEE’S assets provided that LICENSEE gives LICENSOR thirty (30) days advance written notice of the intended assignment and considers in good faith any of LICENSOR’s concerns relating to the intended assignment.  The foregoing sentence shall not be construed to require LICENSEE to obtain LICENSOR”s approval of any Sublicensee

12.2

This Agreement shall extend to and be binding upon the successors and legal representatives and permitted assigns of LICENSOR and LICENSEE.

13.

NOTICE:

Any notice, payment, report or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be mailed by certified mail or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder.  If mailed, any such notice shall be deemed to have been given when mailed as evidenced by the postmark at point of mailing.  If delivered by hand, any such correspondence shall be deemed to have been given when received by the party to whom such correspondence is given, as evidenced by written and dated receipt of the receiving party.

All correspondence to LICENSEE shall be addressed as follows:

Mr. Jeffrey Wolf

CEO

Heat Biologics, Inc.

Atlantic Center

119 Washington Avenue, Suite 401

Miami Beach, FL 33139

All correspondence to LICENSOR shall be addressed, in duplicate, as follows:

FOR NOTICE:

Assistant Vice President

Treasurer

327 Max Orovitz Building

1507 Levante Avenue

Coral Gables, Florida 33124-1432

Attention:  Mr. Alan J. Fish

FOR NOTICE AND PAYMENT:

Office of Technology Transfer

1475 NW 12th Avenue

Sewell building Room 2012

Miami, FL 33136

Either party may change the address to which correspondence to it is to be addressed by notification as provided herein.

14.

TERMINATION:

14.1

A party shall have the right to terminate this Agreement if the other party commits (a) a material breach of an obligation under this Agreement or (b) provides a false report, and continues in breach for more than ninety (90) days after receiving unambiguous written notice of such breach or false report; however, in the event LICENSEE breaches its obligations under Section five (5) or eight (8) above, LICENSEE shall have thirty (30) days after receiving written notice to cure such breach, after which LICENSOR shall have the right to terminate this Agreement.  Such termination shall be effective upon further written notice to the breaching party after failure by the breaching party to cure such default.

14.2

The license and rights granted in this Agreement have been granted on the basis of the special capability of LICENSEE to perform research and development work leading to the manufacture and marketing of the Products.  Accordingly, LICENSEE covenants and agrees that in this event any proceedings under the Bankruptcy Act or any amendment thereto, be commenced by or against LICENSEE and, if against LICENSEE, said proceedings shall not be dismissed with prejudice before either an adjudication in bankruptcy or the continuation or a composition, arrangement, or plan of reorganization, or in the event LICENSEE shall be adjudged insolvent or make an assignment for the benefit of its creditors, or if a writ of attachment or execution be levied upon the license hereby created and not be released or satisfied within ten (10) days thereafter, or if a receiver be appointed in any proceeding or action to which LICENSEE is a party with authority to exercise any of the rights or privileges granted hereunder and such receiver be so discharged within a period of forty-five (45) days after his appointment, any such event shall be deemed to constitute a breach of this Agreement by LICENSEE and LICENSOR, at the election of LICENSOR, but not otherwise, ipso facto, and without notice or other action by LICENSOR, shall terminate this Agreement and all rights of LICENSEE hereunder and all rights of any and all persons claiming under LICENSEE.

14.3

LICENSEE shall have the right to terminate this Agreement by providing ninety (90) days written notice of its intent to terminate this Agreement to LICENSOR.

14.4

Any termination of this Agreement shall be without prejudice to LICENSOR’s rights to recover all amounts accruing to LICENSOR prior to such termination and cancellation.  Except as otherwise provided, should this Agreement be terminated for any reason, LICENSEE shall have no rights, express or implied, under any patent property which is the subject matter of this Agreement, nor have the right to recover any royalties paid LICENSOR hereunder.  Upon termination, LICENSEE shall have the right to dispose of Licensed Products then in their possession and to complete existing contracts for such products, so long as contracts are completed within six (6) months from the date of termination, subject to the payment of royalties to LICENSOR as provided in Section 8 hereof.

15.

CERTIFICATE OF INSURANCE:

15.1

LICENSEE shall maintain liability insurance coverage for the Product in the amount of XXXX dollars ($XXXX) and at no expense to LICENSOR, LICENSEE shall name LICENSOR as an additional insured.  Within fourteen (14) days of execution of this Agreement, LICENSEE shall provide a certificate of insurance to LICENSOR.  LICENSEE agrees to pay and keep in force, at its expense, general liability insurance with limits not less than XXXX per person, and XXXX aggregate to cover liability for damages on account of bodily or personal injury or death to any person or damage to property of any person.  Such insurance shall contain an endorsement naming the University of Miami as an additional insured with respect to the Agreement.  Insurance Certificates should be sent to the University of Miami upon execution of this Agreement and on the anniversary of that date every year thereafter, Office of Technology Transfer, 1475 NW 12th Avenue, Sewell Building Room 2012, Miami, Florida 33136

15.2

Licensee shall not cancel such insurance without thirty (30) days prior notice to Licensor.  Such cancellation shall be cause for termination.

15.3

The terms of this provision shall extend beyond termination of this agreement.

16.

USE OF NAME:

LICENSEE shall not use the name of the University of Miami, or any of its employees, or any adaptation thereof, in any publication, including advertising, promotional or sales literature without the prior written consent of Mr. Humberto Speziani, Assistant Vice President, 327 Max Orovitz Bldg., 1507 Levante Avenue, Coral Gables FL

Portions herein identified by [XXXX] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

33124-1432.  LICENSOR shall notify LICENSEE within ten (10) days of being provided notice of its decision regarding each instance of intended us of name(s) (name(s).  The absence of a response by LICENSOR within this ten (10) days period shall constitute implied permission for LICENSEE to use such name in that instance.  Any press releases concerning this Agreement must be mutually agreed upon by the parties.

17.

GOVERNING LAW:

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida.  Any dispute arising out of this Agreement shall be heard in a court of competent jurisdiction located in Miami-Dade County, Florida.

18.

CAPTIONS:

The captions and paragraph heading of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

19.

SEVERABILITY:

Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in valid and enforceable manner, and the remainder of the Agreement shall remain binding upon the parties hereto.

20.

SURVIVAL:

20.1

The provision of Sections 5, 6 and 7 shall survive the termination or expiration of this Agreement and shall remain in full force and effect.

20.2

The provisions of this Agreement which do not survive termination or expiration hereof (as the case may be) shall, nonetheless, be controlling on, and shall be used in construing and interpreting the rights and obligations of the parties hereto with regard to any dispute, controversy or claim which may arise under, out of, in connection with or relating to this Agreement.

21.

AMENDMENT:

No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by an authorized officer of the party to be bound.

22.

WAIVER:

No failure or delay on the part of a party in exercising any right hereunder will operate as a waiver of, or impair, any such right.  No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right.  No waiver of any such right will be deemed a waiver of any other right hereunder.

23.

CONFIDENTIALITY:

Each party shall maintain all information of the other party which is treated by such other party as proprietary or confidential  (referred to herein as “Confidential Information”) in confidence, and shall not disclose, divulge or otherwise communicate such confidential information to others, or use it for any purpose, except pursuant to and in order to carry out the terms and objectives of this Agreement, and each party hereby agrees to exercise every reasonable precaution by any of its Affiliates, directors, officers, employees, consultants, subcontractors, sublicensees or agents.  LICENSEE’S Confidential Information includes but is not limited to the development plan, development reports and all other financial and business reports, strategies, and agreements (including sublicenses) of LICENSEE.  The parties agree to keep the terms of this Agreement confidential, provided that each party may disclose this Agreement to their authorized agents and investors who are bound by similar confidentiality provisions.  Notwithstanding the foregoing, Confidential Information of a party shall not include information which: (a) was lawfully known by the receiving party prior to disclosure of such information by the disclosing party to the receiving party; (b) was or becomes generally available in the public domain, without the fault of the receiving party; (c) is subsequently disclosed to the receiving party by a third party having a

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Lawful right to make such disclosure, (d) is required by law, rule, regulation, or legal process to be disclosed, provided that the receiving party making such disclosure shall take all reasonable steps to restrict and maintain to the extent possible confidentiality of such disclosure and shall provide reasonable notice to the other party to allow such party the opportunity to oppose the required disclosure, or (e) has been independently developed by employees or others on behalf of the receiving party without access to or use of disclosing party’s information as demonstrated by written record.  Each party’s obligations under this Section shall extend for a period of five (5) years from termination or expiration of this Agreement.

24.

UNIVERSITY RULES AND REGULATIONS:

LICENSEE understands and agrees that University of Miami personnel who are engaged by LICENSEE, whether as consultants, employees or otherwise, or who possess a material financial interest in LICENSEE, are subject to the University of Miami’s rule regarding outside activities and financial interests, and the University of Miami’s Intellectual Property Policy.  Any term or condition of an agreement between LICENSEE and such University of Miami personnel which seeks to vary or override such personnel’s obligations to the University of Miami may not be enforced against such personnel, or the University of Miami without the express written consent of any individual authorized to vary or waive such obligations on behalf of the University of Miami.

25.

ENTIRE AGREEMENT:

This Agreement including its Appendices constitutes the entire agreement between the parties hereto respecting the subject matter hereof, and supersedes and terminates all prior agreements respecting the subject matter hereof, whether written or oral, and may be amended only by an instrument in writing executed by both parties hereto.

26.

CONTRACT INFORMATION AND AUTHORITY:

Page 18 or 19

LICENSOR and LICENSEE each warrant and represent that the persons signing this Agreement on its behalf have authority to execute this Agreement and that the execution of this Agreement does not violate any law, rule or regulation applicable to it or any contract or other agreement by which it is bound.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized to be effective as of the Effective Date.

HEAT BIOLOGICS, INC.

Date:	2/18/11	By:	/s/ Jeffrey Wolf

Jeffrey Wolfe
Name

CEO
Title

UNIVERSITY OF MIAMI

Date:	2/14/11	By:	/s/ Humberto M. Speziani

Humberto M Speziani
Name

Assistant Vice President Finance
Title